Exhibit 99.1

Contact:	John Moran (860) 728-7062	FOR IMMEDIATE RELEASE www.utc.com

Investor Relations (860) 728-7608

UTC NAMES GREGORY J. HAYES AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

HARTFORD, Conn., Nov. 24, 2014 – United Technologies Corporation (NYSE: UTX) today announced that Louis R. Chênevert has informed the Board of Directors of his retirement as Chairman and Chief Executive Officer, effective immediately. Gregory J. Hayes, UTC Senior Vice President and Chief Financial Officer, has been elected President, Chief Executive Officer and a director. Edward A. Kangas, lead independent director, has been elected non-executive Chairman of the board.

Mr. Hayes, 54, is a 25-year veteran of UTC who has served for the last six years as the company’s Senior Vice President and Chief Financial Officer. In addition to his other responsibilities as Chief Financial Officer, Mr. Hayes has directed communications and interactions between UTC’s Board of Directors and the investor community.

“The appointment of Greg Hayes to succeed Louis Chênevert continues the excellent leadership UTC has enjoyed for the past half century.  The Board thanks Mr. Chênevert for his 22 years of service to UTC, his leadership over the last six years and for his many contributions and important transformational initiatives during his tenure,” Mr. Kangas said. “Greg is highly regarded by the Board and by UTC employees, customers and shareowners. We are confident Greg will lead UTC to increasing profitability and shareowner returns.”

“I am honored by the Board’s selection and I am excited to be leading this terrific company,” Mr. Hayes said. “Our focus will remain on creating innovative products and solutions for our global customers and delivering best-in-class returns for our shareowners, all supported by our highly skilled and talented workforce.”

Mr. Kangas is the former Chairman and Chief Executive Officer of Deloitte, Touche, Tohmatsu. He has been a member of the UTC Board since 2008 and has served as Chairman of the Audit Committee and as lead director.

UTC today also reaffirmed its expectations of 2014 earnings per share of $6.75 to $6.85 and sales of about $65 billion.

United Technologies, based in Hartford, Connecticut, provides high technology products and services to the building and aerospace industries. For more information, visit our website at www.utc.com or follow us on Twitter: @UTC.

The statements in this press release related to future and estimated sales, earnings, and share repurchases are “forward-looking statements” under the securities laws.  All forward-looking statements involve risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties include, without limitation, the effect of economic conditions in the markets in which we operate, including financial market conditions, fluctuation in commodity prices, interest rates and foreign currency exchange rates; future levels of research and development spending; levels of end market demand in construction and in the aerospace industry; levels of air travel; financial difficulties of commercial airlines; the impact of changes in government budget and procurement funding and priorities; weather conditions and natural disasters; delays and disruption in delivery of materials and services from suppliers; company and customer directed cost reduction efforts and restructuring costs and consequences thereof; the impact of acquisitions, dispositions, joint ventures and similar transactions; challenges in the development and production of new products and services, including the programs discussed in this press release; the impact of diversification across product lines, regions and industries; the outcome of legal proceedings, investigations and other contingencies; pension plan assumptions and future contributions; the effect of changes in tax, environmental and other laws and regulations and political conditions; and other factors beyond our control. The level of share repurchases depends upon market conditions and other investing activities and uses of cash. The forward-looking statements speak only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statements as of a later date. For additional information identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see our reports on Forms 10-K, 10-Q and 8-K filed with the SEC from time to time, including, but not limited to, the information included in UTC’s Forms 10-K and 10-Q under the headings “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” and in the notes to the financial statements included in UTC’s Forms 10-K and 10-Q.

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